Exhibit (a)(1)(iii)

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

Regarding Shares

of

BBR ALO FUND, LLC

Tendered Pursuant to the Offer to Purchase
Dated April 4, 2023

If you do not wish to sell any of your Shares, please disregard this Letter of Transmittal.

THE OFFER AND WITHDRAWAL RIGHTS WILL
EXPIRE AT, AND THIS LETTER OF TRANSMITTAL
MUST BE RECEIVED BY BBR PARTNERS, LLC
EITHER BY ELECTRONIC DELIVERY OR BY MAIL BY, THE
END OF THE DAY ON THURSDAY, JUNE 15, 2023,
AT 12:00 MIDNIGHT, NEW YORK TIME,
UNLESS THE OFFER IS EXTENDED.

Complete The Last Page Of This Letter Of Transmittal And
Send By Electronic Delivery Or Mail To:

BBR Partners, LLC
Attn: RIC Tender Offer Administrator
55 East 52nd Street, 18th Floor
New York, New York 10055

For additional information:
Phone: (212) 313-9870

The Fund strongly recommends
that all documents be submitted electronically.

Ladies and Gentlemen:

The undersigned hereby tenders to BBR ALO Fund, LLC, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the shares of limited liability company interests of the Fund ("Shares") held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated April 4, 2023 (the "Offer to Purchase"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Shares tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Shares tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase the Shares tendered hereby. The undersigned recognizes that, if the Offer is oversubscribed, not all of the undersigned's Shares will be purchased.

The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of BBR Partners, LLC, the Fund's investment adviser ("BBR"), to receive this Letter of Transmittal or any other document. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.

Investors are responsible for confirming receipt of this Letter of Transmittal by BBR. Please allow 48 hours for this Letter of Transmittal to be processed prior to contacting BBR to confirm receipt. If you fail to confirm receipt of this Letter of Transmittal by BBR, there can be no assurance that your tender has been received by the Fund.

Payment of the purchase price for the Shares of the undersigned, as described in Section 6 of the Offer to Purchase, will consist of one or two promissory notes that will be held for the undersigned by UMB Fund Services, Inc., the Fund's administrator. Cash payments due pursuant to a promissory note will be made by wire transfer to the undersigned's account—that is, the same account from which investments and any other payments required as a condition to the undersigned's investment in the Fund are made by the undersigned to the Fund.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

BBR ALO FUND, LLC

If you do not wish to sell any of your Shares at this time, please disregard this notice. This is simply notification of the Fund's tender offer. If you choose to tender, you are responsible for confirming that BBR Partners, LLC ("BBR") has received your documents by the tender Expiration Date. Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting BBR to confirm receipt. This Letter of Transmittal must be received by BBR either via the electronic signature software approved by the Fund (i.e., DocuSign, or such other software as the Fund may specifically approve from time to time) or by mail (via certified mail or overnight delivery) by the end of the day on Thursday, June 15, 2023, at 12:00 midnight, New York time, unless the offer is extended.

Please send by electronic delivery or mail (this page only) to:

BBR Partners, LLC

55 East 52nd Street, 18th Floor

New York, New York 10055

Attn: RIC Tender Offer Administrator

For additional information:

Phone: (212) 313-9870

Part 1. Name:
Name of Investor:	___________________________________________________________
Account Number:	_________________________________________
Phone No.	_______________________________________

Part 2. Amount of Shares of the Fund to be Tendered (please check one):
[ ]	All Shares.
[ ]	Shares with a specific dollar value: $_________________________________

Subject to maintenance of a minimum balance of $25,000, if applicable (the "Required Minimum Balance"). The undersigned understands that if the undersigned tenders an amount that would cause the undersigned's account balance to fall below the Required Minimum Balance, the Fund reserves the right to reduce the amount to be purchased from the undersigned so that the Required Minimum Balance is maintained.
Amounts payable are subject to proration as described in the Offer to Purchase.

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:
Signature:
(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date

Joint Tenant Signature:
(If joint tenants, both must sign.)	(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date
Print Name of Joint Tenant:

FOR OTHER INVESTORS:
Signature:
(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date
Print Name of Signatory and Title:

Co-Signatory if necessary:
(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date
Print Name of Co-Signatory and Title: